EXHIBIT 10.16

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Second Amended and Restated Loan Agreement ("Agreement" or "Loan Agreement") dated as of December 21, 2004, by and between BANK OF AMERICA, N.A., a national banking association ("Lender"), and TOR MINERALS INTERNATIONAL, INC., a Delaware corporation. This Agreement amends and restates that prior Amended and Restated Loan Agreement between Borrower and Lender dated August 23, 2002, as amended.

In consideration of the Loans described below and the mutual covenants and agreements contained herein; and intending to be legally bound hereby, Lender and Borrower agree as follows:

  DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

    Borrower:

    Tor Minerals International, Inc.
    722 Burleson Street
    Corpus Christi, Texas 78402

    Guarantor:

    None.

    Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied.

    Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of Texas, or are in fact closed in Texas.

    Cash Collateralize means to pledge and deposit with or deliver to Lender, as collateral for the LC Exposure, cash or deposit account balances pursuant to documentation in form and substance acceptable to Lender.

    Hazardous Materials means all toxic and hazardous wastes, pollutants, chemicals and substances, including without limitation asbestos, PBC's, petroleum products and byproducts, and all substances defined or listed as hazardous, toxic or prohibited substances in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Hazardous Materials Transportation Act as amended, the Resource Conservation and Recovery Act as amended, the Toxic Substance Control Act as amended, the Federal Insecticide, Fungicide and Rodenticide Act as amended, the Rivers and Harbors Act as amended, the Clean Water Act as amended, the Clean Air Act as amended, and all other substances or chemicals regulated under any other federal, state or local law, rule or regulation.

    LC means each standby letter of credit issued by Lender for the account of Borrower under this Agreement.

    LC Application means an application and agreement for the issuance or amendment of a documentary, standby, or direct pay letter of credit for the account of Borrower in the form from time to time in use by Lender.

    LC Borrowing means an extension of credit resulting from a drawing under any LC which has not been reimbursed or refinanced as a loan under the Revolving Note.

    LC Credit Extension means, with respect to any LC, the issuance, extension of the expiry date, amendment, renewal, or increase of the amount of such LC.

    LC Exposure means, at any time and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of Borrower to reimburse the issuer for amounts paid by the issuer under LCs issued under Section 2.C (including all LC Borrowings and excluding any loans to fund such reimbursement obligations under Section 2.C).

    LC Facility means a subfacility for the issuance of LCs, as described in Section 2.C.

    LC Termination Date means October 1, 2006.

    Loan Documents means this Loan Agreement, the Revolving Note, the Term Note, LCs and LC Applications, and all security agreements, financing statements, deeds of trust, mortgages, collateral assignments, assignments, guarantees, swaps, options, forward obligations and other security documents delivered to Lender by Borrower in connection with the transactions described herein, and all renewals, extensions, amendments, modifications, supplements, restatements, replacements or, or substitutions for, any of the foregoing.

    Loans means any and all amounts disbursed by Lender (a) to, or on behalf of Borrower under the Loan Documents, whether such amount constitutes an original disbursement of funds, the financing of an LC reimbursement obligation, or (b) in accordance with, and to satisfy the obligations of Borrower under, any Loan Document.

    Permitted Subordinated Debt means indebtedness of Borrower of up to $500,000 payable to Paulson Ranch, Ltd., provided that, the liens securing such indebtedness are contractually subordinated to the liens securing the Loans on terms satisfactory to Lender.

    Revolving Committed Amount means $5,000,000.

    Revolving Credit Exposure means, when determined, the sum of (a) the outstanding principal balance of the Revolving Note plus (b) the LC Exposure.

    Revolving Credit Limit means the lesser of (a) the Revolving Committed Amount and (b) the Borrowing Base.

  LOANS. The following provisions are applicable to the Loans to be made to Borrower by Lender:

    Revolving Line of Credit. Lender agrees to establish a revolving line of credit for Loans to be made to Borrower, which shall be evidenced by the promissory note maturing October 1, 2006 (or earlier if Lender's commitment to make Loans under the Revolving Note is otherwise canceled or terminated in accordance with Section 7 of this Agreement or otherwise), which is in the form attached as Exhibit A-1, to which reference is here made for all purposes (the "Revolving Note"). The total amount of all Loans outstanding under the Revolving Note may vary from time to time, but shall not exceed in the aggregate at any one time the lesser of (a) the Revolving Committed Amount or (b) the Borrowing Base. "Borrowing Base" means the sum of 80% of Borrower's Eligible Accounts Receivable plus the lesser of (x) 50% of Borrower's Eligible Inventory or (y) $2,850,000. For purposes of this calculation only, Borrower's "Eligible Accounts Receivable" shall mean those accounts receivable for services actually performed and/or goods actually sold and delivered, which are invoiced and owing to Borrower, other than (1) receivables from Borrower's officers, directors, employees, stockholders or affiliates, (2) receivables that are subject to offset or credit, (3) receivables from customers which Lender has determined, in its sole discretion, not to be credit-worthy, (4) receivables that are contingent or are disputed by customers, and (5) receivables which remain unpaid 60 days past their due date. No single account will be allowed to comprise more than $500,000 of the Eligible Accounts Receivable amount, other than accounts receivable from Englehard Corporation, which may comprise up to 50% of Borrower's Eligible Accounts Receivable. Also, for purposes of this calculation only, "Eligible Inventory" shall mean all inventory located in the United States valued at the current market value, except in the case of synthetic rutile, which value shall be established by the lower quoted price for bulk Australian rutile in "Industrial Minerals."

    Borrowing Base Compliance on Revolving Note. Borrower agrees to deliver to Lender a Borrowing Base Certificate in the form attached as Exhibit B, stating the information set forth therein as of the date thereof 15 days after the end of each month, showing the information as of the last day of said month. If the Revolving Credit Exposure exceeds the Revolving Credit Limit, Borrower shall immediately (1) pay Lender an amount sufficient to reduce the outstanding loan balance advanced on the Revolving Note to an amount which does not exceed the authorized amount, or (2) increase the amount of assets in the Borrowing Base calculation to the extent necessary to increase the authorized amount above the total aggregate amount of all Loans outstanding and LC Exposure under the Revolving Note at such time.

    LC Facility.

      LC Commitment.

        Subject to the terms and conditions set out in this Agreement, Lender agrees, (1) from time to time on any Business Day during the period from December 21, 2004 until the LC Termination Date, to issue LCs for the account of Borrower, and to amend or renew LCs previously issued by it, in accordance with Section 2.C(ii) below, and (2) to honor drafts under the LCs; provided that, Lender shall not be obligated to make any LC Credit Extension with respect to any LC, if, as of the date of and after giving effect to such LC Credit Extension, the amount of such LC Credit Extension would exceed the available amount under the Revolving Note line. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain LCs shall be fully revolving, and accordingly the Borrower may, prior to the LC Termination Date, obtain LCs to replace LCs that have expired or that have been drawn upon and reimbursed.

        Lender shall be under no obligation to issue any LC if:

          the expiry date of such requested LC would occur after the LC Termination Date, unless Lender has approved such expiry date;

          the issuance of such LC would violate one or more policies of Lender; or

          such LC is denominated in a currency other than U.S. Dollars.

        Lender shall be under no obligation to amend any LC if (1) Lender would have no obligation at such time to issue such LC in its amended form under the terms of this Agreement, or (2) the beneficiary of such LC does not accept the proposed amendment to such LC.

      Drawings and Reimbursements.

        Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, Lender shall notify Borrower thereof. Not later than 11:00 a.m. on the date of any payment by Lender under an LC (each such date, an "Honor Date"), Borrower shall reimburse Lender in an amount equal to the amount of such drawing. If Borrower fails to so reimburse Lender by such time, Borrower shall be deemed to have requested a loan under the Revolving Note to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the "Unreimbursed Amount"). Any notice given by Lender pursuant to this Section 2.C(ii) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

        With respect to any Unreimbursed Amount that is not fully refinanced by a loan under the Revolving Note because the conditions to a loan under the Revolving Note cannot be satisfied under this Agreement or related Loan Documents or for any other reason, Borrower shall be deemed to have incurred from Lender an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate (as defined in the Revolving Note).

      Obligations Absolute. The obligation of Borrower to reimburse Lender for each drawing under each LC and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, Borrower shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify Lender. Borrower shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

      Cash Collateral. Upon the request of Lender, (i) if Lender has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Borrowing, or (ii) if, as of the LC Termination Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding LC Exposure (in an amount equal to such LC Exposure determined as of the date of such LC Borrowing or the LC Termination Date, as the case may be). Borrower hereby grants to Lender, a security interest in and lien upon all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash, and lien upon, collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

      Applicability of ISP98 and UCP. Unless otherwise expressly agreed by Lender and Borrower when an LC is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998, regarding the European single currency (euro)) shall apply to each commercial LC.

      Conflict with LC Application. In the event of any conflict between the terms hereof and the terms of any LC Application, the terms hereof shall control.

    LC Fees. At the time of issuance, Borrower shall pay to Lender an LC fee for each LC equal to the greater of (i) 2.0% of the maximum amount available to be drawn under such LC, or (ii) $300.00.

    Usage Fee. In consideration for Lender's commitment to maintain the Revolving Committed Amount available for advances under the Revolving Note, Borrower agrees to pay Lender a usage fee of 0.25% per annum on the difference between the Revolving Committed Amount and the average amount of the advances (exclusive of LC Exposure) made during the preceding quarter, calculated and invoiced to Borrower following each March 31, June 30, September 30 and December 31, which shall be due and payable upon receipt.

    Term Loan. Borrower acknowledges and confirms that Lender previously made a term loan to Borrower of which $581,858.93 is outstanding on the date of this Agreement. Such term loan is evidenced by a promissory note dated of even date herewith and in the form attached as Exhibit A-2, which reference is here made for all purposes (the "Term Note"). As of the date of this Agreement, Borrower hereby represents, warrants, agrees, covenants and reaffirms that: (i) Borrower has no (and it permanently and irrevocably waives, and releases Lender from, any, to the extent arising on or prior to the date of this Agreement) defense, setoff, counterclaim against Lender in regard to its obligations in respect of the Term Note and (ii) reaffirms its obligation to pay such term loan in accordance with the terms and conditions of the Term Note.

    Conditions to First and Subsequent Advances. In addition to other matters set forth elsewhere in this Agreement, the following conditions must be met and satisfied, and documents or certificates in form and substance satisfactory to Lender must be delivered to Lender, at Borrower's expense, prior to the first and, as appropriate each subsequent, advance on the Loan:

      Organizational Documents. Borrower shall furnish Lender with a complete set of Borrower's organizational documents, pertinent incumbency and signature certificates, and resolutions authorizing the Loans and execution of the Loan Documents. Borrower shall provide Lender with current certificates of existence issued by the Secretary of State and a current certificate of good standing issued by the Comptroller of Public Accounts of the State of Texas.

    No Obligation to Renew. Lender shall not be obligated to renew or extend the time for payment of any Loan beyond the maturity date stated therein. If a Loan is not renewed at maturity, Borrower will be required to pay the obligation out of other assets, or will be required to find another lender who is willing to refinance the debt. Any refinancing will be at the then prevailing market rate, which may be higher than the current rate. Also, there is no guaranty that the obligation can be refinanced on any basis. If a Loan is refinanced or renewed, Borrower may also be required to pay additional closing costs, or be required to provide additional collateral and/or a current appraisal, survey, title policy or other supporting data on the existing Collateral.

    Collateral. Payment of the Loans shall be secured by the following ("Collateral"):

      A first and prior security interest in all inventory, equipment, accounts, general intangibles, chattel paper, instruments, deposit accounts and insurance proceeds, now or hereafter owned by or owing to Borrower, and all proceeds thereof;

      A security interest in and right of set off against all funds in any deposit, savings or other accounts in the name of Borrower at Lender; and

      Any other collateral described in that Security Agreement of even date herewith from Borrower to Lender, and additional collateral which may be given to Lender at any time.

    Security Documents. Borrower agrees that it will sign and deliver to Lender all documents required by Lender in order to establish and perfect the security interests, liens, collateral assignments, swaps, options, forward obligations and guaranties provided for herein (which, together with any previously signed documents, are collectively referred to as "Security Documents" herein), and in order to accomplish any other purpose required by this Loan Agreement.

  REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

    Good Standing. Borrower is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed, qualified and in good standing as a foreign corporation authorized to do business in Texas and any other jurisdiction where, because of the nature of its activities or properties, such license or qualification is required.

    Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document. Borrower is in compliance with all laws and regulatory requirements to which it is subject.

    Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of the Borrower which are enforceable in accordance with their terms.

    Litigation. There is no proceeding involving Borrower pending or, to its knowledge, threatened, before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender in writing and acknowledged by Lender prior to the date of this Agreement.

    No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower, and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting the Collateral, which would conflict with or in any way nullify or prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

    Ownership of Assets. Borrower has good title to the Collateral, as indicated in the Security Documents. The Collateral is free and clear of liens, except those granted to Lender and as disclosed to Lender in writing prior to the date of this Agreement.

    Taxes. All taxes and assessments due and payable by Borrower has been paid or are being contested in good faith by appropriate proceedings. Borrower and Guarantor have filed all tax returns which they are required to file.

    Financial Statements. All financial statements of Borrower which have been furnished to Lender are correct and complete in all respects, and accurately represent the financial condition of Borrower on the dates thereof or for the periods specified therein, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. No Material Adverse Event has occurred since the date of the latest of each such financial statement. No financial statement nor any other written document which has been furnished to Lender by or on behalf of Borrower states any fact which is incorrect, or fails to state a fact which is necessary in order to make the statements which were made not misleading.

    Tying. None of the Loans were conditioned upon or subject to the requirement that Borrower obtain additional credit, property or services from Lender, provide additional credit, property or services to Lender, or not obtain some other credit, property or service from a competitor of Lender.

    Environmental. The conduct of the Borrower's business operations does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating to the environment or to the possession, storage or use of Hazardous Materials.

    Good Faith. All information, reports, documents, projections and other data furnished to Lender in connection with the negotiation of the Loan(s) were furnished in good faith, with Borrower's belief in the accuracy thereof.

    Use of Proceeds; No Representations by Lender. All proceeds of the Loans have been or will be used solely for business purposes. Borrower solicited the Loans from Lender, and utilized or will utilize the proceeds of said Loans for such purposes as Borrower has determined in its sole business judgment. No representation, statement, suggestion, recommendations or advice of any kind, nature or description has been made by Lender to Borrower, and if any representation, statement, suggestion, recommendation or advice were given by Lender, now or hereafter, it was not, and will not be, relied upon by Borrower.

    Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any advance under any Loan.

  AFFIRMATIVE COVENANTS. In addition to other covenants contained in the Loan Documents, until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Lender consents otherwise in writing (and without limiting any requirement of any other Loan Document) comply with the following affirmative covenants ("Affirmative Covenants"):

    Financial Records and Inspection. Borrower agrees to keep books and records which are full, true and correct records of all business transactions made by it, in accordance with GAAP applied on a consistent basis throughout the period involved. Borrower agrees to permit Lender's officers and authorized representatives to visit and inspect the Collateral, to examine Borrower's books of account and other records, and to discuss the affairs, finances and accounts of Borrower with its officers, accountants and representatives at such reasonable times and as often as Lender may desire. If requested, Borrower agrees to pay the reasonable fees and disbursements of such accountants selected by Lender for the foregoing purposes. Borrower's books and records will be located at Borrower's address set forth herein.

    Financial Covenants. Borrower agrees to maintain its financial condition as follows, determined in accordance with GAAP applied on a consistent basis (except to the extent modified by the following definitions):

      Debt to Worth Ratio. Borrower agrees to maintain, on a consolidated basis, a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 2.0 to 1.0. "Total Liabilities" means the sum of current liabilities plus long term liabilities. "Tangible Net Worth" means the value of Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets, but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to Lender in a manner acceptable to Lender in its sole discretion.

      Current Ratio. Borrower agrees to maintain, on a consolidated basis, a ratio of current assets to current liabilities of at least 1.1 to 1.0, calculated as of each March 31, June 30, September 30 and December 31.

      Fixed Charge Coverage Ratio. Borrower agrees to maintain, on a consolidated basis, a Fixed Charged Coverage Ratio of at least 1.25 to 1.0. "Fixed Charged Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense minus the sum of taxes and dividends, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations. "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization, and plus non-cash charges. This ratio will be calculated at the end of each reporting period for which Lender requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date 12 months prior to the current financial statement.

      Maintain Profitability. Borrower agrees that it will maintain a positive net income after tax on a rolling four quarter basis, on a consolidated basis, including foreign subsidiaries and properties, excluding only events resulting from required changes in GAAP accounting treatment of intangibles or similar events beyond the control of Borrower.

    Financial Statements. Borrower agrees to provide (or cause to be provided) the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time:

      Annual Financial Statements. Borrower agrees to furnish to Lender with annual financial statements certified and dated by an authorized financial officer of Borrower within 150 days after the close of each fiscal year, audited (with an unqualified opinion) by an independent Certified Public Accountant selected by Borrower and satisfactory to the Lender. Borrower's financial statements shall include a balance sheet as of the end of the year and a profit and loss statement reflecting operations during the year, setting forth comparable figures for the preceding year, all of which shall be in reasonable detail. The statements shall be prepared on a consolidated and consolidating basis.

      Periodic Financial Statements. Borrower agrees to furnish Lender with a copy of its internally prepared quarterly financial statements, certified and dated by an authorized financial officer of Borrower, within 45 days after each March 31, June 30, September 30 and December 31, which financial statements shall include (a) a balance sheet as of the end of the quarter, (b) a profit and loss statement reflecting Borrower's operations during the quarter, (c) a summary of the inventory in Borrower's possession at the end of the quarter, priced at the lower of cost or market, and (d) an aged list of accounts receivable owed to Borrower at the end of the quarter. The statements shall be prepared on a consolidated and consolidating basis.

      Tax Returns. Borrower agrees to furnish Lender with copies of its income tax returns within 10 days after filing the same, and if requested by Lender, copies of any extensions of the filing date.

      Reports to Shareholders; SEC Filings. Borrower agrees to furnish Lender with a copy of its annual and quarterly reports to its shareholders when mailed to its shareholders. Borrower also agrees to furnish Lender with a copy of all press releases issued and all documents filed with the Securities and Exchange Commission, including its Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report, within five (5) days after the date of filing with the Securities and Exchange Commission.

      Management Letters. Borrower agrees to furnish Lender promptly, upon sending or receipt, with copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower's auditor.

      Other Information. Borrower agrees to furnish to Lender promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower, as Lender may reasonably request.

      Compliance Certificate. Borrower's annual and periodic financial statements shall be accompanied by an executed Compliance Certificate in the form attached as Exhibit C, signed by Borrower's president and chief financial officer setting forth (a) the information and computations (in sufficient detail) to establish that Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (b) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

    Principal Depository. Borrower agrees to maintain Lender as its principal depository bank, including for the maintenance of business, cash management, upgrading and administrative deposit accounts, or to provide Lender with documentation evidencing Lender's security interest in any deposit account which is maintained at another financial institution, waiving said institution's right of offset against said funds.

    Insurance. Borrower agrees that it will purchase and maintain in force insurance with responsible insurance companies in such amounts and against such risks as are customarily maintained by similar businesses operating in Corpus Christi, Texas, specifically including fire and extended coverage insurance covering all insurable assets and liability insurance and, with respect to insurance on the Collateral, containing a clause naming Lender as a loss payee, as an additional insured, or as its interest may appear (as applicable), and providing for at least 30 days' prior notice to prior to cancellation thereof. If requested, satisfactory evidence of such insurance will be supplied to Lender 30 days prior to each policy renewal. Borrower agrees that it will use its best efforts to expeditiously collect all insurance proceeds.

    Existence and Compliance. Borrower agrees to maintain its existence, good standing and qualification to do business, and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to them or to any of their property, business operations and transactions.

    Adverse Conditions or Events. Borrower shall notify Lender in writing promptly upon the occurrence of (and in any event not later than 5 days after such occurrence) (a) the institution of or any adverse determination in any litigation, arbitration or governmental proceeding filed by or against Borrower, (b) any circumstance or event that, individually or collectively with other circumstances, would or could reasonably be expected to constitute an Event of Default under this Loan Agreement, (c) any material uninsured or partially uninsured loss through fire, theft, liability or property damage, (d) any circumstance or event that, individually or collectively with other circumstances, would or could reasonably be expected to result in impairment of the ability of Borrower to perform any of its payment or other material obligations under any Loan Document, or (e) any other circumstance or event that, individually or collectively with other circumstances, would or might adversely affect Borrower's financial condition, business, properties, or operations, the Collateral or Lender's ability to enforce its rights under the Loan Documents, in each case describing the same and the steps being taken with respect thereto (each of clauses (a) - (e), a "Material Adverse Event").

    Taxes and Other Obligations. Borrower agrees to pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.

    Maintenance. Borrower agrees to maintain its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

    Environmental. Borrower agrees to immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations; and (ii) all claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Lender of any remedial action taken by Borrower with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by a Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs, and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Lender, its agents, contractors and employees to enter and inspect any of Borrower's real property at reasonable times for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant. Borrower agrees to provide Lender, its agents, contractors, employees and representatives with access to and copies of all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations. Borrower also agrees to furnish Lender with copies of all communications to or from Borrower and any environmental or regulatory agency when given or received.

  NEGATIVE COVENANTS. In addition to other covenants contained in the Loan Documents, until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower agrees that it will not, without the prior written consent of Lender (and without limiting any requirement of any other Loan Documents) permit or perform any of the following prohibited activities ("Negative Covenants"):

    Mergers; Acquisitions; Transfers of Assets or Control. Borrower agrees that it will not be a party to any merger, or sell any subsidiary or all or any substantial part of its assets, or purchase or otherwise acquire all or substantially all of the assets or stock of another company, partnership, joint venture or person, without the prior written approval of Lender.

    Liens. Borrower agrees that it will not create or suffer to exist any security interest, pledge, title retention, lien or other encumbrance with respect to any of the Collateral, or fail to pay any lawful claim for labor or materials when due, other than liens securing Permitted Subordinated Debt.

    Extensions of Credit. Borrower agrees that it will not, without the prior written consent of Lender, make any loan or advance to any individual, partnership, corporation or other entity, except for loans to its subsidiaries in the ordinary course of business.

    Borrowings. Borrower agrees that it will not create, incur, assume or become liable in any manner for any indebtedness (whether for borrowed money, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Lender, except for the Loan(s) and (i) open accounts payable incurred in the ordinary course of Borrower's business, which shall be paid when due, (ii) purchase money indebtedness incurred in the ordinary course of Borrower's business, which shall be paid when due, (iii) capital leases, (iv) tax obligations (which shall be paid when due), (v) Permitted Subordinated Debt, (vi) a guaranty of a line of credit of up to EURO $650,000 of TOR Processing & Trade B.V., and (vii) a guaranty of a term loan of up to EURO $676,000 of TOR Processing & Trade B.V.; provided that in the case of clauses (vi) and (vii), TOR Processing & Trade B.V. is at all times a wholly-owned subsidiary of Borrower.

    Character of Business. Borrower agrees that it will not change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

    Management Change. Borrower agrees that it will not make any substantial changes in its present executive or management personnel.

    Investment Limitation. Borrower agrees that it will not make any investments, other than United States government obligations and stock of Borrower's subsidiaries.

    Compliance with Laws and Regulations. Borrower agrees that it will conduct its business in compliance with all applicable laws and regulations, including but not limited to the Occupation Safety and Health Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Employee Retirement Income Security Act, the Civil Rights Act, and the Americans With Disabilities Act. Borrower further agrees that no Collateral will be acquired with the proceeds of illegal controlled substance transfers or will be used for the manufacture or distribution of controlled substances in violation of law. Borrower further agrees that it will obtain all permits and licenses necessary for the normal operation of its business.

  DEFAULT. The occurrence of any one of the following events shall constitute an event of default ("Event of Default") by Borrower under this Loan Agreement:

    Any failure to pay Lender any installment on any Loan when due;

    (1) Any failure of Borrower to pay, or any admission in writing of its inability to pay, any debt which is not being disputed in good faith as it becomes due, (2) any consent to or acquiescence in the appointment of a trustee or receiver for all or part of the property of Borrower, (3) the making of a general assignment for the benefit of creditors by Borrower, (4) the filing of any petition for bankruptcy, reorganization or other proceedings for the arrangement of debt under any insolvency law by Borrower, (5) the institution of any act or proceeding for dissolution or liquidation by Borrower, or (6) the commencement of any proceeding against Borrower under the bankruptcy Code, which proceeding is not dismissed within 60 days after filing;

    Any failure of Borrower to cure any violation of a Financial Covenant within 10 days after notice from Lender, and any other failure of Borrower to comply with, or the occurrence of any act, omission or event which is in violation of, this Agreement or any other Loan Document;

    Any warranty, representation or certification made to Lender by Borrower proves to have been incorrect, false or misleading in any material respect on the date made;

    Any financial statement, Compliance Certificate, report, schedule or other information furnished to Lender by or on behalf of Borrower proves to have been incorrect, false or misleading in any material respect on the date made;

    Any security interest, lien or mortgage against any Collateral becomes invalid or unenforceable;

    Any judgment for the payment of money is entered against Borrower which remains unsatisfied and in effect, without a stay of execution pending appeal, for any period of 60 consecutive days;

    Lender is served with, or become subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (i) a drawing has occurred under the LC and Borrower has refused to reimburse Lender for payment or (ii) the expiration date of the LC has occurred but the right of any beneficiary thereunder to draw under the LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrower has failed to Cash Collateralize the then outstanding LC Exposure; and

    Borrower notifies Lender of the existence of a Material Adverse Event.

  REMEDIES UPON DEFAULT. Effect of Default. In addition to the rights, powers and remedies available under each of the Loan Documents and all rights and remedies available at law or in equity, upon the occurrence of any Event of Default or upon the expiration of any cure period after the occurrence of an event of default where a cure period is provided, Lender may refuse to make any further advances or issue any letters of credit on Borrower's behalf under the Revolving Note, may demand that Borrower Cash Collateralize the then existing LC Exposure, and may (but is under no obligation to), in its discretion, declare any one or more of the Loans to be immediately due and payable, and thereupon such Loans shall become due and payable, together with the interest which has accrued thereon through such date. Lender may take any action or proceeding at law or in equity which it deems advisable to collect and enforce the payment of the amounts owing to it. Each right, power and remedy granted to Lender herein, under any Loan Document or under applicable law, shall be cumulative, and shall be in addition to every other right, power and remedy which may now or hereafter be available to Lender, and each such right, power and remedy may be exercised by Lender from time to time and as often and in such order as may be deemed expedient to Lender. Borrower agrees to pay all expenses (including appraisal, environmental audit, expert and consultation fees), court costs and attorney's fees incurred by Lender in connection with collecting the Loans after default and/or curing any default arising hereunder.

  NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to Borrower and Guarantor at the addresses shown in Section 1.A of this Loan Agreement, and to Lender at the following address:

Bank of America, N.A.	with a copy to:	Porter & Hedges, L.L.P.
700 Louisiana, 7th Floor		P.O. Box 4744
Houston, Texas 77002		Houston, Texas 77210-4744
Attn: Mark Montgomery		Attn: Nick H. Sorensen
Fax No. 713-247-7175		Fax No. 713-226-0277

  or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

    If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid;

    If sent by any other means , upon delivery.

  COSTS, EXPENSES, AND ATTORNEYS' FEES. Borrower agrees to pay Lender immediately at closing the full amount of all costs and expenses, including title policy premiums, appraisal fees, and reasonable attorneys' fees, incurred by Lender in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and thereafter, on demand, (b) all other costs and attorneys' fees incurred by Lender for which Borrower is obligated to reimburse Lender in accordance with the terms of the Loan Documents.

  MISCELLANEOUS. Borrower and Lender further covenant and agree as follows, without limiting any requirement of any other Loan Document:

    Cumulative Rights; No Waiver. Each and every right granted to Lender under any Loan Document or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender. No delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

    Applicable Law. This Agreement and the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Texas.

    Amendment; No Assignment. No modification, consent, amendment or waiver of any provision of this Loan Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Loan Agreement is binding upon each Borrower and its successors and assigns, and inures to the benefit of Lender, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Lender's prior written consent. Lender may, in its sole discretion, permit such assignment, but it shall have no obligation to do so, and any such permission may be conditioned upon one or more of the following which Lender may require: (a) the assignee's integrity, reputation, character, creditworthiness and management ability being satisfactory to Lender in its sole judgment, (b) assignee's executing, prior to such assignment, a written assumption agreement containing such terms as Lender may require, (c) a principal paydown on the Loan, (d) an increase in the interest rate payable under the Loan, (e) a transfer fee, (f) a modification of the term of the Loan, and (g) any other modification of the Loan Documents which Lender may require. There is no third party beneficiary of this Loan Agreement.

    Documents. All documents, certificates and other items required under this Loan Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender and its counsel.

    Captions and Pronouns. The captions appearing in this Loan Agreement are included only as a matter of convenience, and shall in no way limit or amplify or otherwise affect the construction of any provision hereof. Words of any gender shall be construed to include any other gender, words in the singular shall be construed to include the plural, and words in the plural shall be construed to include the singular, as the sense of the context requires. If "Borrower" refers to more than one person or entity, the obligations of each shall be joint and several. If no Guarantor is a party to this Agreement, references to the Guarantor shall be disregarded.

    Partial Invalidity. The unenforceability or invalidity of any provision of this Loan Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

    Non-Applicability of Chapter 346 of Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to this Loan Agreement and the other Loan Documents.

    Set Off. Lender shall be entitled to set off and apply against the outstanding principal balance and accrued interest on the Loans any and all funds deposited by Borrower with Lender, whether general or special, demand or time, provisional or final, whether or not a Loan is then due, provided that an Event of Default has occurred and is continuing at the time of such set off.

    Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as any of the Loan is outstanding or the obligation of the Lender to make any advances under the Loan shall not have expired.

    Maximum Interest. It is the intention of the parties to conform strictly to applicable usury laws as presently in effect. Accordingly, if any transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America), then in that event, notwithstanding anything to the contrary in the Loans or any other agreement entered into by the parties, it is agreed that the aggregate of all interest that is contracted for, charged or received by Lender shall in no circumstance exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to the principal amount of the Loans as of the date received, or if the principal amount of the Loan(s) has been paid in full, such excess shall be promptly refunded to the party paying the same, and neither Borrower nor any other person shall be obligated to pay the amount of any interest which is in excess of the maximum interest permitted by the applicable usury laws, and the effective rate of interest shall ipso facto be reduced to the highest lawful rate which a national Lender would be authorized to charge Borrower for such type of loan in Texas ("Maximum Lawful Rate"). All sums paid or agreed to be paid to Lender for the use, forbearance and detention of the money loaned to Borrower shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread throughout the full term of the Loans until payment in full, so that the actual rate of interest does not exceed the Maximum Lawful Rate in effect at any particular time during the full term thereof.

    Indemnification. Borrower hereby agrees to indemnify, defend and hold harmless Lender, its agents and employees, from and against all causes of action, liabilities, obligations and penalties, including reasonable attorneys' fees, accruing to any third party, arising from or in any way related to any of the transactions contemplated hereby, including but not limited to (a) from any use, condition or operation of the Collateral or Borrower's business operations, (b) from responding to any levy or subpoena, (c) from any litigation to which Lender becomes a party, (d) from any lawful exercise of Lender's rights under this Loan Agreement and Loan Documents.

    Environmental Indemnification. Notwithstanding anything to the contrary contained in Section 10.L, Borrower agrees to indemnify, defend and hold Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower and Guarantor further agree that their indemnity obligations to Lender shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of Borrower, regardless of whether Borrower has paid the employee under the workmen's compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of the Borrower, the Lender, and of any third parties. Borrower's obligations under this paragraph shall survive the repayment of the Loans and any deed in lieu of foreclosure or foreclosure of any Deed of Trust securing the Loan.

  ARBITRATION AND WAIVER OF JURY TRIAL.

    This section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to (i) this Agreement (including any renewals, extensions or modifications), or (ii) any document related to this Agreement (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or Affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

    At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

    Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this section. In the event of any inconsistency, the terms of this section shall control.

    The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Texas. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

    The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

    This section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

    The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

    By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

  NOTICE OF FINAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.
BORROWER:	LENDER:
TOR MINERALS INTERNATIONAL, INC.	BANK OF AMERICA, N.A.

By:___________________________________	By:___________________________________
Richard L. Bowers, President and	Name:_________________________________
Chief Executive Officer	Title:__________________________________

  EXHIBIT A-1

  Form of Revolving Note

  PROMISSORY NOTE
  (Revolving)

Date: December 21, 2004	[X] Renewal	Amount: $5,000,000	Maturity Date: October 1, 2006

Lender: Bank of America, N.A. 700 Louisiana, 7th Floor Houston, Texas 77002	Borrower: Tor Minerals International, Inc. 722 Burleson Street P. O. Box 2544 Corpus Christi, Nueces County, Texas 78403

  FOR VALUE RECEIVED, the undersigned Borrower unconditionally promises to pay to the order of Lender, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note or at such other place as may be designated by Lender, the principal amount of Five Million Dollars ($5,000,000) or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

  Rate [Prime Rate]. The interest rate is a rate per year equal to the Lender's Prime Rate. The Prime Rate is the rate of interest publicly announced from time to time by the Lender as its Prime Rate (the "Index"). The Prime Rate is set by the Lender based on various factors, including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Lender's Prime Rate. The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender shall substitute an index determined by Lender to be comparable, in its sole discretion, and will notify Borrower accordingly. Lender will tell Borrower the current Index rate upon Borrower's request.

  Notwithstanding any provision of this Note, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law. Borrower and Lender agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Lawful Rate (as defined in the Loan Agreement defined below). To the extent, if any, that Chapter 303 of the Texas Finance Code (the "Finance Code") is relevant to Lender for purposes of determining the Maximum Lawful Rate, the parties elect to determine the Maximum Lawful Rate under the Finance Code pursuant to the "weekly ceiling" from time to time in effect, as referred to and defined in Section 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Lawful Rate.

  Revolving Feature. Borrower may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the principal amount of this Note, provided that Borrower is not in default under any provision of this Note, any other documents executed in connection with this Note, or any other note or other loan documents now or hereafter executed in connection with any other obligation of Borrower to Lender, and provided that the borrowings hereunder do not exceed any borrowing base or other limitation on borrowings by Borrower. Lender shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Lender records of the amounts borrowed from time to time shall be conclusive proof thereof.

  Accrual Method. Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

  Rate Change Date. Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes.

  Payment Schedule. All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Lender shall determine at its option.

  Single Principal Payment. Principal shall be paid in full in a single payment on October 1, 2006. Interest thereon shall be paid monthly, commencing on January 31, 2004, and continuing on the last day of each successive month thereafter, with a final payment of all unpaid interest at the stated maturity of this Note.

  Delinquency Charge. Lender shall be entitled to charge a delinquency charge on commercial loans on the amount of any installment or other amount in default for a period of not less than 15 days, in a reasonable amount not to exceed 4% of the amount of the delinquent installment, in addition to the interest provided for herein.

  Automatic Payment. Borrower has elected to authorize Lender to effect payment of sums due under this Note by means of debiting Borrower's account number 006110107387. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.

  Representations, Waivers, Consents and Covenants. Borrower and Lender have entered into that certain Second Amended and Restated Loan Agreement dated December 21, 2004 (as amended, restated, or supplemented from time to time, the "Loan Agreement"). Borrower represents that all of the representations in the Loan Agreement are true and correct as of this date. Borrower covenants that it will keep all of the covenants and agreements set forth in the Loan Agreement. No waiver, consent, modification or amendment with respect to this Note shall be effective without compliance with the provisions of the Loan Agreement. Borrower, any endorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Lender (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Lender, or any indulgence shown by Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Note, under any endorsement or guaranty of this Note or under any of the Loan Documents; and (c) after default, agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any endorsement or guaranty hereof and/or the enforcement or defense of Lender's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

  [Intentionally Omitted.]

  Events of Default. The occurrence of any Event of Default specified in the Loan Agreement, unless cured within the time specified therein, shall constitute an Event of Default under this Note. The following are also events of default hereunder: (a) the failure to pay or perform any obligation, liability or indebtedness of any Obligor to Lender, or to any affiliate or subsidiary of Bank of America Corporation, whether under this Note or any Loan Documents, as and when due (whether upon demand, at maturity or by acceleration); (b) the failure to pay or perform any other obligation, liability or indebtedness of any Obligor to any other party; (c) the commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (d) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (e) Borrower has given Lender any representation or information which was, when it was made, false or materially misleading; (f) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Lender shall request from time to time; (g) the entry of a judgment against any Obligor which Lender deems to be of a material nature, in Lender's sole discretion; (h) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of any Obligor; or (i) the failure of Borrower's business to comply with any law or regulation controlling its operation.

  Remedies upon Default. The effect of the occurrence of any Event of Default under this Note shall be as specified in the Loan Agreement. In addition, upon the occurrence of an Event of Default which is not cured within the time specified therein, (a) the Rate of Interest on this Note shall be increased, from and after such date, to the Prime Rate plus 4.0% per annum, not to exceed the maximum rate allowed by law ("Default Rate") and (b) the entire balance outstanding under this Note and all other obligations of Borrower to Lender shall, at the option of Lender, become immediately due and payable, and any obligation of Lender to permit further borrowing under this Note shall immediately cease and terminate. The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a "grace period" giving Obligors a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, shall be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Lender is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Lender shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

  Non-Waiver. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Obligors to Lender in any other respect at any other time.

  Applicable Law, Venue and Jurisdiction. Borrower agrees that this Note shall be deemed to have been made in the State of Texas at Lender's address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas. In any litigation in connection with or to enforce this Note or any endorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

  Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

  Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Lender.

  Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

  ARBITRATION AND WAIVER OF JURY TRIAL.

      This section concerns the resolution of any controversies or claims between Borrower or Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to (i) this Note (including any renewals, extensions or modifications), or (ii) any document related to this Note (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Note.

      At the request of Borrower or Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Note provides that it is governed by the law of a specified state.

      Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this section. In the event of any inconsistency, the terms of this section shall control.

      The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Texas. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

      The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

      This section does not limit the right of Borrower or Lender: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

      The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

      By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

  Borrower represents to Lender that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note.

  NOTICE OF FINAL AGREEMENT:

  THIS WRITTEN PROMISSORY NOTE AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
BORROWER:	LENDER:
TOR MINERALS INTERNATIONAL, INC.	BANK OF AMERICA, N.A.

By:___________________________________	By:___________________________________
Richard L. Bowers, President and	Name:_________________________________
Chief Executive Officer	Title:__________________________________

  EXHIBIT A-2

  Form of Term Note

  PROMISSORY NOTE
  (Term)

Date: December 21, 2004	[X] Renewal	Amount: $581,858.93	Maturity Date: May 1, 2007

Lender: Bank of America, N.A. 700 Louisiana, 7th floor Houston, Texas 77002	Borrower: Tor Minerals International, Inc. 722 Burleson Street P. O. Box 2544 Corpus Christi, Nueces County, Texas 78403

  FOR VALUE RECEIVED, the undersigned Borrower unconditionally promises to pay to the order of Lender, its successors and assigns, without setoff, at its offices indicated at the beginning of this Note or at such other place as may be designated by Lender, the principal amount of Five Hundred Eighty-One Thousand Eight Hundred Fifty-Eight and 93/100 Dollars ($581,858.93) or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

  Rate . The interest rate shall be 5.2% per annum, fixed until maturity.

  Usury Savings Clause . Notwithstanding any provision of this Note, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law. Borrower and Lender agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Lawful Rate (as defined in the Loan Agreement defined below). To the extent, if any, that Chapter 303 of the Texas Finance Code (the "Finance Code") is relevant to Lender for purposes of determining the Maximum Lawful Rate, the parties elect to determine the Maximum Lawful Rate under the Finance Code pursuant to the "weekly ceiling" from time to time in effect, as referred to and defined in Section 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Lawful Rate.

  Accrual Method. Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

  Rate Change Date . Any Rate based on a fluctuating index or base rate will change, unless otherwise provided, each time and as of the date that the index or base rate changes.

  Payment Schedule . All payments received hereunder shall be applied, first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Lender shall determine at its option.

  Level Principal Plus Accrued Interest. The principal amount of this note shall be due and payable in 38 successive monthly installments of $20,064.10 each, commencing on January 1, 2005 and continuing on the first day of each successive month thereafter, and one final installment of the balance remaining on May 1, 2007. Interest shall be due and payable monthly, with the first payment to be made on January 1, 2005 and continuing on the first day of each successive month thereafter.

  Delinquency Charge. Lender shall be entitled to charge a delinquency charge on commercial loans on the amount of any installment or other amount in default for a period of not less than 15 days, in a reasonable amount not to exceed 4% of the amount of the delinquent installment, in addition to the interest provided for herein.

  Automatic Payment . Borrower has elected to authorize Lender to effect payment of sums due under this Note by means of debiting Borrower's account number 6110107387. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.

  Representations, Waivers, Consents and Covenants . Borrower and Lender have entered into that certain Second Amended and Restated Loan Agreement dated December 21, 2004 (as amended, restated, or supplemented from time to time, the "Loan Agreement"). Borrower represents that all of the representations in the Loan Agreement are true and correct as of this date. Borrower covenants that it will keep all of the covenants and agreements set forth in the Loan Agreement. No waiver, consent, modification or amendment with respect to this Note shall be effective without compliance with the provisions of the Loan Agreement. Borrower, any endorser or guarantor hereof, or any other party hereto (individually an "Obligor" and collectively "Obligors") and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Borrower to Lender (the "Loan Documents"); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Lender of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Lender, or any indulgence shown by Lender (without notice to or further assent from any of Obligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Note, under any endorsement or guaranty of this Note or under any of the Loan Documents; and (c) after default, agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any endorsement or guaranty hereof and/or the enforcement or defense of Lender's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

  Prepayments . Prepayments may be made in whole or in part at any time on any principal amounts for which the interest rate is based on the Prime Rate or any other fluctuating interest rate or index which may change daily. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Lender shall determine in its sole discretion. No prepayment of any other principal amounts shall be permitted without the prior written consent of Lender. Notwithstanding such prohibition, if there is a prepayment of any such principal, whether by consent of Lender, or because of acceleration or otherwise, the prepayment shall be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee. The prepayment fee shall be in an amount sufficient to compensate Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the credit or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of this paragraph, Lender shall be deemed to have funded the credit by a matching deposit or other borrowing in the applicable interbank market, whether or not the credit was in fact so funded.

  Events of Default . The occurrence of any Event of Default specified in the Loan Agreement, unless cured within the time specified therein, shall constitute an Event of Default under this Note. The following are also events of default hereunder: (a) the failure to pay or perform any obligation, liability or indebtedness of any Obligor to Lender, or to any affiliate or subsidiary of Bank of America Corporation, whether under this Note or any Loan Documents, as and when due (whether upon demand, at maturity or by acceleration); (b) the failure to pay or perform any other obligation, liability or indebtedness of any Obligor to any other party; (c) the commencement of a proceeding against any Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (d) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (e) Borrower has given Lender any representation or information which was, when it was made, false or materially misleading; (f) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Lender shall request from time to time; (g) the entry of a judgment against any Obligor which Lender deems to be of a material nature, in Lender's sole discretion; (h) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of any Obligor; or (i) the failure of Borrower's business to comply with any law or regulation controlling its operation.

  Remedies upon Default . The effect of the occurrence of any Event of Default under this Note shall be as specified in the Loan Agreement. In addition, upon the occurrence of an Event of Default which is not cured within the time specified therein, (a) the Rate of Interest on this Note shall be increased, from and after such date, to the Prime Rate plus 4.0% per annum, not to exceed the maximum rate allowed by law ("Default Rate") and (b) the entire balance outstanding under this Note and all other obligations of Borrower to Lender shall, at the option of Lender, become immediately due and payable, and any obligation of Lender to permit further borrowing under this Note shall immediately cease and terminate. The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a grace period giving Obligors a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, shall be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon a default under this Note, Lender is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Lender shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

  Non-Waiver . The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Obligors to Lender in any other respect at any other time.

  Applicable Law, Venue and Jurisdiction . Borrower agrees that this Note shall be deemed to have been made in the State of Texas at Lender's address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas. In any litigation in connection with or to enforce this Note or any endorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

  Partial Invalidity . The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

  Binding Effect . This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Lender.

  Controlling Document . To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

  ARBITRATION AND WAIVER OF JURY TRIAL.

      This section concerns the resolution of any controversies or claims between Borrower or Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to (i) this Note (including any renewals, extensions or modifications), or (ii) any document related to this Note (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Note.

      At the request of Borrower or Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Note provides that it is governed by the law of a specified state.

      Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this section. In the event of any inconsistency, the terms of this section shall control.

      The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Texas. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

      The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

      This section does not limit the right of Borrower or Lender: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

      The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

      By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

  Borrower represents to Lender that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note.

  NOTICE OF FINAL AGREEMENT:

  THIS WRITTEN PROMISSORY NOTE AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
BORROWER:	LENDER:
TOR MINERALS INTERNATIONAL, INC.	BANK OF AMERICA, N.A.

By:___________________________________	By:___________________________________
Richard L. Bowers, President and	Name:_________________________________
Chief Executive Officer	Title:__________________________________

  EXHIBIT B

  Form of Borrowing Base Certificate

  BORROWING BASE CERTIFICATE

  This Borrowing Base Certificate is delivered pursuant to Section 2.B of the Loan Agreement dated December 21, 2004 (as amended, restated or supplemented, the "Loan Agreement", between TOR Minerals International, Inc., a Delaware Corporation ("Borrower") and by Bank of America, N.A. ("Lender"). Words which are capitalized herein which are defined in said Loan Agreement shall have the same meaning specified in the Loan Agreement. The undersigned hereby certifies that the following amounts and statements are true and correct, as of _____________, 20__.
1.	Eligible Accounts Receivable ($___________ x 80%)	$______________
2.	Eligible Inventory ($___________ x 50% - not to exceed $2,850,000)	+______________
3.	Total of Lines 1 and 2 ("Borrowing Base Amount")	$______________
4.	Less the amount of all advances presently outstanding under the Revolving Loan	-______________
5.	Less the total amount of LC Exposure	-______________
6.	Amount available for additional advances under the Revolving Note	$______________

  [If an advance is being requested herewith] Borrower requests an advance of $_________________ under the Revolving Note.

  I hereby certify to Lender that all of the information contained in this Borrowing Base Certificate is true and correct as of the date shown above, that the balance sheet, profit and loss statement, inventory list and aged list of accounts receivable attached hereunto are true and correct as of said date, that no Material Adverse Event has occurred since said date, and that no Event of Default specified in the Loan Agreement has occurred.

  TOR MINERALS INTERNATIONAL, INC.

  BY:_________________________________

  Name:

  Title:

  EXHIBIT C

  Form of Compliance Certificate

  COMPLIANCE CERTIFICATE

  This Compliance Certificate is delivered pursuant to Section 4.C(viii) of the Loan Agreement dated as of December 21, 2004 (as amended, restated or supplemented, the "Loan Agreement") between TOR MINERALS INTERNATIONAL, INC., a Delaware corporation ("Borrower") and by BANK OF AMERICA, N.A. ("Lender"). Words which are capitalized herein which are defined in said Loan Agreement shall have the same meanings specified in the Loan Agreement. The undersigned, on behalf of the Borrower, hereby certifies and warrants pursuant to Sections 4.B(i), (ii) and (iii) of the Loan Agreement, as follows:
1.	The undersigned is authorized to make this certificate on behalf of the Borrower.
2.	As of __________________, 20__
	(a)	Section 4-B(i). Borrower's Ratio of Total Liabilities to Tangible Net Worth is __ to 1.0 for the twelve months ending on said date, as set forth on Attachment 1;
	(b)	Section 4-B(ii). Borrower's Ratio of Current Assets to Current Liabilities is __ to 1.0 on said date, computed as set forth on Attachment 2;
	(c)	Section 4-B(iii). Borrower's Fixed Charge Coverage Ratio is __ to 1.0 on said date, computed as set forth on Attachment 3;
(d)

  Section 4-B(iv). Borrower's net income after tax for the four quarters ending on said date, computed on a consolidated basis, is $________________, excluding only events resulting from required changes in GAAP accounting treatment of intangibles or similar events beyond the control of Borrower as indicated on Attachment 4; and

(e)

  No Default. No Event of Default occurred or is continuing during the three month period to which this Compliance Certificate relates. No Material Adverse Event occurred or is continuing during the three month period to which this Compliance Certificate relates.

  IN WITNESS WHEREOF, the Undersigned has executed and delivered this certificate to Lender this ____ day of __________, 20__.

  TOR MINERALS INTERNATIONAL, INC.

  BY:_________________________________

  Name:

  Title:

  RATIFICATION AGREEMENT

  THIS RATIFICATION AGREEMENT (as amended, restated, or supplemented from time to time, this "Agreement") is executed as of December 21, 2004, between TOR Minerals International, Inc., a Delaware corporation, (with its successors, "Obligor"), and Bank of America, N.A. (with its successors, "Lender").

  RECITALS

  TOR Minerals International, Inc. and Lender entered into that certain Amended and Restated Loan Agreement dated as of August 23, 2002 (as amended or supplemented from time to time, the "Original Loan Agreement").

  To secure its obligations and indebtedness under the Original Loan Agreement, Obligor executed that certain Security Agreement dated effective August 23, 2002 in favor of Lender and that certain Security Agreement dated effective May 1, 2002 (each as amended, restated or supplemented from time to time, a "Security Agreement" and collectively, the "Security Agreements").

  Obligor and Lender desire to amend and restate the Original Loan Agreement and become party to that certain Second Amended and Restated Loan Agreement dated December 21, 2004 (as amended, restated, or supplemented from time to time, the "Loan Agreement").

  Execution and delivery of this Agreement is a condition precedent to and material inducement for Lender entering into the Loan Agreement.

  Capitalized terms used, but not defined, in this Agreement, will have the meanings given such terms in the Loan Agreement.

  NOW, THEREFORE, for the premises and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Lender and Obligor agree as follows:

      Ratification of Security Agreements. Obligor remains liable for its obligations under the Security Agreements. The Loan Agreement does not in any way affect or release the liens and security interests created by the Security Agreements and all the liens and security interests created by the Security Agreements constitute valid and existing liens on the Collateral (as defined in each Security Agreement), and shall remain in full force and effect to secure payment and performance of the obligations and liabilities under the Loan Agreement and the Security Agreements.

      Authorization. Obligor represents and warrants to Lender that (a) the execution and delivery of this Agreement have been authorized by all requisite action on its part and will not violate its organizational documents, (b) the representations and warranties in each Loan Document to which Obligor is a party are true and correct in all material respects on and as of the date of this Agreement as though made on this date, and (c) it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party.

      Successors and Assigns. This Agreement binds Obligor and its successors and assigns, and inures to the benefit of Lender and its respective successors and assigns.

      Governing Law. This Agreement must be construed--and its performance enforced--under Texas law.

      Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same Agreement.

      Arbitration. This Agreement is one of the Loan Documents and is subject to the arbitration provisions set forth in Section 11 of the Loan Agreement.

      Entire Agreement. THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized signatories as of the date set out in the Preamble.
TOR MINERALS INTERNATIONAL, INC.	BANK OF AMERICA, N.A.

By:___________________________________	By:___________________________________
Richard L. Bowers, President and	Name:_________________________________
Chief Executive Officer	Title:__________________________________

  RATIFICATION AGREEMENT

  THIS RATIFICATION AGREEMENT (as amended, restated, or supplemented from time to time, this "Agreement") is executed as of December 21, 2004, among TOR Minerals International, Inc., a Delaware corporation, (with its successors, "Borrower"), Paulson Ranch, Ltd., a _____ limited partnership ("Creditor"), and Bank of America, N.A. (with its successors, "Lender").

  RECITALS

  Borrower and Lender entered into that certain Amended and Restated Loan Agreement dated as of August 23, 2002 (as amended or supplemented from time to time, the "Original Loan Agreement").

  In connection with the Original Loan Agreement, Borrower, Lender and Creditor entered into that certain Subordination Agreement dated effective February 2, 2004 (as amended, restated or supplemented from time to time, the "Subordination Agreement").

  Borrower and Lender desire to amend and restate the Original Loan Agreement and become party to that certain Second Amended and Restated Loan Agreement dated December 21, 2004 (as amended, restated, or supplemented from time to time, the "Loan Agreement").

  Execution and delivery of this Agreement is a condition precedent to and material inducement for Lender entering into the Loan Agreement.

  Capitalized terms used, but not defined, in this Agreement, will have the meanings given such terms in the Loan Agreement.

  NOW, THEREFORE, for the premises and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Borrower, Creditor and Lender agree as follows:

      Ratification of Security Agreements. Borrower, Creditor and Lender remain liable for their respective obligations under the Subordination Agreement. The Loan Agreement does not in any way affect the agreements contained in the Subordination Agreement and the Subordination Agreement remains in full force and effect.

      Authorization. Creditor represents and warrants to Lender that (a) the execution and delivery of this Agreement have been authorized by all requisite action on its part and will not violate its organizational documents, and (b) it is in full compliance with all covenants and agreements contained in the Subordination Agreement.

      Successors and Assigns. This Agreement binds Creditor, Borrower and their respective successors and assigns, and inures to the benefit of Lender and its respective successors and assigns.

      Governing Law. This Agreement must be construed--and its performance enforced--under Texas law.

      Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same Agreement.

      Arbitration. This Agreement is one of the Loan Documents and is subject to the arbitration provisions set forth in Section 11 of the Loan Agreement.

      Entire Agreement. THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized signatories as of the date set out in the Preamble.
PAULSON RANCH, LTD.

By:___________________________________
Name:_________________________________
Title:__________________________________

TOR MINERALS INTERNATIONAL, INC.	BANK OF AMERICA, N.A.

By:___________________________________	By:___________________________________
Richard L. Bowers, President and	Name:_________________________________
Chief Executive Officer	Title:__________________________________